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                              STOCK SALE AGREEMENT


         This Agreement dated as of June 4, 1993, between NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION, a stock company organized under the laws of Delaware ("NYLIAC"), and NEW YORK LIFE MFA SERIES FUND, INC., a corporation organized under the laws of Maryland ("MFA Series Fund"):

                              W I T N E S S E T H:

         WHEREAS, MFA Series Fund will serve as the investing medium for separate accounts established by NYLIAC ("Separate Accounts") under Section 2932 of the Delaware Insurance Code and other separate accounts; and

         WHEREAS, the beneficial interests in MFA Series Fund are divided into several series of shares, each designated a "Portfolio" and representing interests in a particular managed portfolio of securities and other assets; and

         WHEREAS, MFA Series Fund has obtained an order from the Securities and Exchange Commission, dated October 30, 1992 (File No. 812-7974), granting MFA Series Fund exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rule 6e-2(b)(15) thereunder, to the extent necessary to permit shares of MFA Series Fund to be held by certain registered separate accounts of NYLIAC offering variable annuity contracts and scheduled premium variable life insurance contracts and in the event that MFA Series Fund offers and sells its shares to any flexible premium variable life insurance separate account that NYLIAC or an affiliated insurer may establish (the "Mixed Funding Exemptive Order"); and

         WHEREAS, MFA Series Fund desires to sell its shares to the Separate Accounts, to NYLIAC itself and to organizations approved by NYLIAC (the Separate Accounts, NYLIAC and the other organizations being herein collectively called "Prospective Purchasers"); and

         WHEREAS, some of the Prospective Purchasers now desire to purchase shares of MFA Series Fund and other Prospective Purchasers may desire to do so.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Sales of Shares to Prospective Purchasers. MFA Series Fund will sell its shares (i) on the terms and conditions and (ii) at the "net asset value" of such shares (as defined in the prospectus, dated January 29, 1993, as supplemented June 30, 1993, and as hereafter amended, forming part of the registration statement of MFA Series Fund (File No. 2-86082 under the Securities Act of 1933)) to such of the Prospective Purchasers as shall request MFA Series Fund to sell its shares to them. Such sales will be made by MFA Series Fund in such amounts as may be requested from time to time by the Prospective Purchasers at the net asset value as next determined after any such request is received by MFA Series Fund. MFA Series Fund will take such steps as may be necessary to provide a sufficient number of its shares to meet the requests of the Prospective Purchasers. Neither NYLIAC nor any of the other Prospective Purchasers shall be under any obligation to purchase shares of MFA Series Fund at any time or in any amount.

         2. No Sales to Others; Redemptions. MFA Series Fund will not, so long as this Agreement remains in effect,

            (a) sell its shares to any person other than Prospective Purchasers; or

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            (b) change the terms and conditions for the redemption of its shares set forth in the prospectus referred to in paragraph 1.

         3. Board of Directors. MFA Series Fund undertakes to use all reasonable efforts to have at all times a board of directors, a majority of whom are not interested persons of MFA Series Fund. In any case, to the extent it decides to finance distribution expenses pursuant to Rule 12b-1, MFA Series Fund undertakes to have a board of directors, a majority of whom are not interested persons of MFA Series Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         4. Diversification. MFA Series Fund will at all times invest money from the sale of its shares in such a manner as to ensure that the contracts issued by the Separate Accounts will be treated as variable contracts under the Internal Revenue Code (the "Code") and the regulations issued thereunder. Without limiting the scope of the foregoing, MFA Series Fund will use reasonable efforts to comply with
         Section 817(h) of the Code and any regulations thereunder, concerning diversification of the assets of the Portfolios of MFA Series Fund, provided that NYLIAC will promptly advise MFA Series Fund of any changes in such Code provisions after the date of this Agreement.

         5. Potential Conflicts. (a) The Board of Directors (the "Board") of MFA Series Fund will monitor MFA Series Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in MFA Series Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority;
         (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any Portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform NYLIAC if it determines that an irreconcilable material conflict exists and the implications thereof.

              (b) NYLIAC will report any potential or existing conflicts of which it is aware to the Board. NYLIAC will assist the Board in carrying out its responsibilities under the relevant provisions of the federal securities laws including Rule 6e-3(T)(b)(15) and the Mixed Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by NYLIAC to inform the Board whenever contract owner voting instructions are disregarded.

              (c) If it is determined by a majority of the Board, or a majority of its disinterested directors, that a material irreconcilable conflict exists, NYLIAC and other Prospective Purchasers shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i), withdrawing the assets allocable to some or all of the separate accounts from MFA Series Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of MFA Series Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Prospective Purchasers) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (ii), establishing a new registered management investment company or managed separate account.

                  (d) If a material irreconcilable conflict arises because of a decision by NYLIAC to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, NYLIAC may be required, at MFA Series Fund's election, to withdraw the affected

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         Separate Account's investment in MFA Series Fund and terminate this
         Agreement with respect to such account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after MFA Series Fund gives written notice that this provision is being implemented, and until the end of that six month period MFA Series Fund shall continue to accept and implement orders by NYLIAC for the purchase (and redemption) of shares of MFA Series Fund.

                  (e) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to NYLIAC conflicts with the majority of other state regulators, then NYLIAC will withdraw the affected Separate Account's investment in MFA Series Fund and terminate this Agreement with respect to such Separate Account within six months after the Board informs NYLIAC in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, MFA Series Fund shall continue to accept and implement orders by NYLIAC for the purchase (and redemption) of shares of MFA Series Fund.

                  (f) For purposes of Sections 5(c) through 5(f) of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will MFA Series Fund be required to establish a new funding medium for the contracts. NYLIAC shall not be required by Section 5(c) to establish a new funding medium for the contracts if an offer to do so has been declined by vote of a majority of contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then NYLIAC will withdraw the Separate Account's investment in MFA Series Fund and terminate this Agreement within six (6) months after the Board informs NYLIAC in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

                  (g) If and to the extent that Rules 6e-2 and/or 6e-3(T) under the Act are amended to provide exemptive relief from any provision of the Act or the rules promulgated thereunder with respect to mixed funding (as defined in the Mixed Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed Funding Exemptive Order, then (i) MFA Series Fund and/or the Prospective Purchasers, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and/or Rule 6e-3(T) to the extent such rules are applicable; and (ii) Sections 5(a) through 5(f) of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule as so amended.

         6.       Termination of Agreement.

                  (a) Notice of Termination. This Agreement may be terminated at any time by NYLIAC on 360 days' written notice to MFA Series Fund or by MFA Series Fund on 360 days' written notice to NYLIAC.

                  (b) Effect of Termination. Notwithstanding any termination of this Agreement, MFA Series Fund shall at the option of NYLIAC, continue to make available additional shares of MFA Series Fund pursuant to the terms and conditions of this Agreement, for all contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in MFA Series Fund, redeem investments in MFA Series Fund and/or invest in MFA Series Fund upon the making of additional purchase payments
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                  under the Existing Contracts. The parties agree that this
                  Section 6(b) shall not apply to any terminations under
                  Section 5 and the effect of such Section 5 terminations shall be governed by Section 5 of this Agreement.

7. Notices. Any notice under this Agreement shall be in writing and if to MFA Series Fund, delivered or mailed postage prepaid to it at 51 Madison Avenue, New York, New York 10010, or at any other address that MFA Series Fund may hereafter designate by written notice to NYLIAC, and if to NYLIAC, delivered or mailed postage prepaid to it at 51 Madison Avenue, New York, New York 10010, or at any other address that NYLIAC may hereafter designate by written notice to MFA Series Fund.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names, and their respective corporate seals to be affixed and attached, all as of the date first above written.

                                                     NEW YORK LIFE INSURANCE
                                                     AND ANNUITY CORPORATION

[Seal]                                               By:  /s/Robert D. Rock
                                                        ----------------------
Attest:

/s/Sallie A. Farrow
----------------------
Assistant Secretary


[Seal]                                      NEW YORK LIFE MFA SERIES FUND, INC.


                                            By: /s/Anne F. Pollack
Attest:                                        ----------------------


/s/Sheldon Winicour
----------------------
Assistant Secretary